News Release

INVESTOR AND MEDIA CONTACT:

George R. Kirkland

Senior Vice President and Treasurer

Phone: (229) 873-3830

investorinfo@sgfc.com

For Immediate Release

Southwest Georgia Financial Corporation Declares Quarterly Cash Dividend, Announces Results of Shareholder Voting

MOULTRIE, GEORGIA, May 30, 2013 -- Southwest Georgia Financial Corporation (NYSE MKT: SGB), the parent company of Southwest Georgia Bank, announced that its Board of Directors at its meeting yesterday, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable June 20, 2013 to shareholders of record on June 10, 2013. The Company has approximately 2.5 million shares of common stock outstanding. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 85 consecutive years.

The Company also announced the results of shareholder voting that took place during the Company’s 2013 annual meeting, which was held on Tuesday, May 28.

The shareholders reelected for one-year terms to the Board of Directors Cecil H. Barber, John J. Cole, Jr., DeWitt Drew, Michael J. McLean, Richard L. Moss, Roy H. Reeves, Johnny R. Slocumb, M. Lane Wear and Marcus R. Wells. Shareholders also voted to approve the Directors and Executive Officers Stock Purchase Plan; the advisory “say on pay” resolution supporting the compensation plan for the executive officers; and the advisory resolution regarding the every year frequency of future advisory “say on pay” votes on executive compensation. Additionally, shareholders voted to ratify the appointment of Thigpen, Jones, Seaton & Co., P.C. as independent auditors for the fiscal year 2013.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $361 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, Worth County, and Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.